Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

Rob Meyne

(702) 792-7353

robmeyne@boydgaming.com

BOYD GAMING TO ACQUIRE IP CASINO RESORT SPA IN BILOXI

–Conference Call to Discuss Transaction at 12 p.m. ET Today; (866) 543-6403–

LAS VEGAS – JUNE 16, 2011 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement to acquire the IP Casino Resort Spa in Biloxi, Mississippi, from Imperial Palace of Mississippi, LLC, and Key Largo Holdings, LLC, for $278 million in cash. The Company will also contribute $10 million at closing to the Engelstad Family Foundation, which will be distributed over the next five years to local and regional charitable organizations in the Biloxi area.

The transaction will be financed with proceeds from the Company’s existing revolving credit facility, and is expected to be accretive to earnings. Following closing, Boyd Gaming plans to invest approximately $44 million in certain capital improvement projects at the property.

Upon satisfactory completion of a 45-day due diligence period, and subject to the terms of the definitive agreement and satisfaction of various closing conditions, including the receipt of federal and Mississippi regulatory approvals, the transaction is expected to close before the end of the year.

“This acquisition is an excellent fit to our existing business and provides further geographic diversification by giving us a presence in a leading regional destination market,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming. “In conjunction with our divestiture of Dania Jai-Alai, this is another important step toward achieving our strategic goal of significantly strengthening our balance sheet. We will continue to look for additional acquisitions that are complementary to our current operations, deliver a solid return for our shareholders, and are priced appropriately.”

Overlooking the scenic Back Bay of Biloxi, the IP Casino Resort and Spa is one of the premier resorts on the Mississippi Gulf Coast, and a recipient of a AAA Four Diamond Award. Completely remodeled in 2005, the property features nearly 1,100 hotel rooms and suites; a 70,000-square-foot casino with 1,900 slot machines and 62 table games; 73,000 square feet of convention and meeting space; a spa and salon; a 1,400-seat theater offering regular headline entertainment; six lounges and bars; and eight restaurants, including thirty-two, a steak and seafood restaurant, and tien, an upscale Asian restaurant, both AAA Four Diamond-recognized.

We will host a conference call today, June 16, at 12:00 p.m. Eastern to discuss the transaction. The conference call number is 866-543-6403, and the passcode is 18335577. Please call up to 15 minutes in advance to ensure you are connected prior to the start of the call.

The conference call will also be available live on the Internet at www.boydgaming.com, or at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=95703&eventID=4138001

Following the call’s completion, a replay will be available by dialing 888-286-8010 today, June 16, beginning at 3 p.m. Eastern and continuing through Thursday, June 23. The passcode for the replay will be 97859331. The replay will also be available on the Internet at www.boydgaming.com.

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 16 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana, and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transactions contemplated by the definitive agreement, Boyd Gaming’s expectations regarding the timing of the closing, the cost associated with the capital improvement projects, that the transaction will be accretive to earnings and the benefits of the acquisition for Boyd Gaming. Forward-looking statements involve certain risks and uncertainties, including (without limitation) risks and uncertainties encountered in integrating acquired businesses, and actual results may differ materially from those discussed in each such statement,. Factors that could cause actual results to differ include (without limitation) the possibility that the transactions contemplated by the definitive agreement will not close on the expected terms, or at all; that the cost of the capital improvement projects increases; that Boyd Gaming is unable to successfully integrate the acquired assets or capture synergies; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing; and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s Quarterly Report on Form 10-Q for the quarter ended year ended March 31, 2011, and in Boyd Gaming’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

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